EXHIBIT 99

News Release

    For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Marshall H. Bridges, Vice President and Treasurer (563) 272-4844

HNI CORPORATION ANNOUNCES RESULTS FOR
FOURTH QUARTER AND YEAR-END – 2007

MUSCATINE, Iowa (February 6, 2008) – HNI Corporation (NYSE: HNI) today announced fourth quarter sales of $668.5 million and income from continuing operations of $37.5 million for the quarter ending December 29, 2007.  Net income per diluted share from continuing operations for the quarter was $0.82.  For fiscal year 2007, the Corporation reported sales of $2.6 billion and income from continuing operations of $119.9 million.  Net income per diluted share from continuing operations for the year was $2.55.

Fourth Quarter and FY'07 Summary Comments
"Overall, we continued to compete well in our markets.  We reported record office furniture sales and profits for the year.  Our hearth business generated solid profitability in 2007 despite a dramatic revenue decline driven by an unprecedented contraction in new home construction," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

"Our office furniture business finished the year strong.  Top-line growth moderated, but we experienced positive profit momentum as we closed the material cost gap and continued to streamline our office furniture operations.  We continue to focus on reducing structural costs across the organization while maintaining our focus on customer service.

"Our hearth business, particularly the new construction channel, remained challenged by the severe housing market conditions during the fourth quarter.  As we shared throughout 2007, we have taken significant steps to adjust our cost structure and resize our hearth business to reflect lower demand levels.  We aggressively implemented cost reduction initiatives that included reducing employment levels more than 35 percent, and consolidating and divesting several service and distribution locations.  We have not only resized our hearth business for the new demand levels, but have improved our long-term position," said Mr. Askren.

Fourth Quarter
Dollars in Millions	Three Months Ended		Percent
Except per share data	12/29/2007	12/30/2006	Change

Net Sales	$668.5	$682.2	-2.0%
Gross Margin	$243.2	$227.6	6.9%
Gross Margin %	36.4%	33.4%
SG&A	$190.0	$176.5	7.7%
SG&A %	28.4%	25.9%
Operating Income	$53.2	$51.1	4.1%
Operating Income %	8.0%	7.5%
Income from Continuing Operations	$37.5	$36.5	2.9%

Earnings per Share from Continuing Operations – Diluted	$0.82	$0.75	9.3%

Fourth Quarter Results - Continuing Operations
•
Consolidated net sales decreased $13.7 million to $668.5 million or 2.0 percent.  Acquisitions contributed approximately $15 million or 2.2 percentage points of sales.  The Corporation completed the acquisition of Harman Stove Company, a privately held domestic manufacturer and marketer of free-standing stoves and fireplace inserts, during the fourth quarter.

•	Gross margins were 3.0 percentage points higher than prior year primarily due to better price realization and increased cost control offset partially by lower volume.
•
Total selling and administrative expenses, including restructuring charges, as a percent of sales, increased due to costs associated with new acquisitions, increased restructuring costs, transitional costs associated with plant consolidation, increased costs related to brand building, new product and growth initiatives, and higher incentive based compensation expense.

•
The Corporation recorded $3.8 million of restructuring expenses in connection with its efforts to streamline office furniture operations.  These costs included restructuring charges associated with the previously announced decision to close the facility in Richmond, Virginia, final costs associated with the previously announced shutdown of the facility in Monterrey, Mexico completed earlier in the year, and impairment charges relating to several small non-core components of the Corporation's office furniture services business, which are in the process of being sold.  Included in 2006 were $0.9 million of office furniture restructuring charges.

•
The Corporation also incurred $1.3 million of transition costs that were not classified as restructuring costs in its office furniture segment.  These costs related to transitioning production from Richmond, Virginia to other office furniture facilities.

•	The Corporation's hearth products segment recorded $1.1 million of restructuring costs associated with the consolidation of some of its service and distribution locations.
•
The annualized effective tax rate for 2007 was reduced during the fourth quarter compared to earlier in the year primarily due to a reduction in state taxes and an increase in foreign excludable income.  The annualized effective tax rate for 2006 was reduced during the fourth quarter of 2006 compared to earlier in that year primarily due to the reinstatement of the research tax credit and a $4.1 million adjustment of deferred taxes.

•	Net income per share was favorably impacted $0.04 per share as a result of the Corporation's share repurchase program.

Full Year
Dollars in Millions	Twelve Months Ended		Percent
Except per share data	12/29/2007	12/30/2006	Change

Net Sales	$2,570.5	$2,679.8	-4.1%
Gross Margin	$905.8	$926.9	-2.3%
Gross Margin %	35.2%	34.6%
SG&A	$712.1	$720.5	-1.2%
SG&A %	27.7%	26.9%
Operating Income	$193.7	$206.4	-6.2%
Operating Income %	7.5%	7.7%
Income from Continuing Operations	$119.9	$129.7	-7.6%

Earnings per Share from Continuing Operations – Diluted	$2.55	$2.57	-0.8%

Full Year Results – Continuing Operations
•	Net sales decreased to $2.6 billion or 4.1 percent. Acquisitions contributed approximately $46 million or 1.7 percentage points of sales.
•	Gross margins increased 0.6 percentage points due to increased cost control and better price realization offset partially by lower volume.
•
Selling and administrative expenses, including restructuring charges, reflect $18 million of costs associated with new acquisitions and higher incentive compensation expense offset by lower volume related expenses and cost containment measures.  Included in 2007 were $9.8 million of restructuring charges compared to $2.8 million in 2006.

•
The Corporation's effective tax rate for 2007 was reduced due to lower state taxes and increase in foreign excludable income.  The Corporation's 2006 tax expense included the favorable impact of a $4.1 million deferred tax adjustment.

•
Net income per share was positively impacted approximately $0.18 as a result of the Corporation's share repurchase program that reduced average shares outstanding by 3.5 million shares compared to 2006.

Cash flow from operations for the year increased to a record $291.2 million compared to $159.6 million last year.  The increase was due to broad-based improvements in working capital.  Capital expenditures were $58.9 million in 2007 compared to $59.9 million in 2006.  Acquisition spending during the year totaled $41.7 million.  The Corporation repurchased

3,581,707 shares of common stock at a cost of approximately $147.7 million during 2007, compared to 4,336,987 shares at a cost of approximately $203.6 million in 2006.  There is $192.2 million remaining under the current repurchase authorization.

Discontinued Operations
The Corporation completed the sale of a previously announced small, non-core component of the office furniture segment during the second quarter of 2007.  Revenues and expenses associated with the business operations are presented as discontinued operations for all periods presented in the financial statements.

Office Furniture
	Three Months Ended		Percent	Twelve Months Ended		Percent
Dollars in Millions	12/29/2007	12/30/2006	Change	12/29/2007	12/30/2006	Change

Sales	$548.2	$542.6	1.0%	$2,108.4	$2,077.0	1.5%
Operating Profit	$52.9	$52.4	1.1%	$194.7	$181.8	7.1%
Operating Profit %	9.7%	9.7%		9.2%	8.8%

Fourth Quarter and Full Year Results
•
Fourth quarter and full year sales for the office furniture segment increased $5.6 million and $31.4 million, respectively.  Acquisitions contributed $7 million or 1.2 percentage points in the fourth quarter and $37 million or 1.8 percentage points for the full year.

•
Fourth quarter and full year operating profit increased $0.6 million and $12.9 million, respectively.  Operating profit was positively impacted by the benefit of cost reduction initiatives and better price realization partially offset by increased costs related to brand building, new product and growth initiatives, higher incentive based cost and compensation, and higher restructuring costs compared to the prior year.

Hearth Products
	Three Months Ended		Percent	Twelve Months Ended		Percent
Dollars in Millions	12/29/2007	12/30/2006	Change	12/29/2007	12/30/2006	Change

Sales	$120.3	$139.6	-13.8%	$462.0	$602.8	-23.3%
Operating Profit	$10.4	$10.2	1.1%	$36.4	$58.7	-37.9%
Operating Profit %	8.6%	7.3%		7.9%	9.7%

Fourth Quarter and Full Year Results
•
Fourth quarter and full year sales for the hearth product segment decreased $19.3 million and $140.7 million, respectively.  Acquisitions contributed $8 million or 5.7 percentage points in the fourth quarter and $9 million or 1.4 percentage points for the full year.

•
Fourth quarter and full year operating profit increased $0.1 million and decreased $22.3 million, respectively.  Operating profit was negatively impacted due to lower volume and restructuring costs partially offset by cost reduction initiatives.

Outlook
"For the year, we foresee an overall slowing of the economy.  Market conditions in our office furniture business have softened, and the macroeconomic indicators point to continued slowing in the near-term.  During these conditions, we will increase our investment in growth initiatives and position for the market recovery as we enhance our selling capabilities and launch a record number of new products.  We'll work to offset the market softness and increased investment by eliminating waste, attacking structural cost, and streamlining our businesses, consistent with our past practice.

"We expect the housing market to worsen during 2008 and continue to significantly pressure both revenue and profit in our hearth business.  We'll continue to profitably manage through these conditions by resizing and streamlining our operations; however, we'll also continue to position the business for long-term growth once conditions stabilize.  We expect the housing market will cycle in the mid-term, and our hearth business will return to being a contributor to the Corporation's profitable growth.

"Despite the near-term challenges presented by the business cycle, we remain optimistic about the future.  Our members are working hard every day, driving change in ways that both improve our performance during these challenging conditions and ignite growth once the business cycle turns.  We have strong business platforms that allow us to effectively compete in both our industries, and we will come out of this cycle stronger than ever," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Wednesday, February 6, 2008 at 10:00 a.m. Central to discuss fourth quarter and year-end 2007 results.  To participate, call the conference call line at 1-800-230-1092.  A replay of the conference call will be available until Wednesday, February 13, 2008, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 – Access Code: 905966.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, Heatilator®, Heat & GloTM, Quadra-Fire®, and Harman StoveTM have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2007 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies.  In 2007, the Corporation was recognized by IndustryWeek as one of the 50 Best U.S. Manufacturing Companies for the fifth consecutive year.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, outlook, objectives, and future financial performance, are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "hope," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," "will," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives for the entire Corporation, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, (f) ability to maintain its effective tax rate, and (g) consolidation and logistical realignment initiatives; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions, including, with respect to the Corporation's hearth products, the protracted decline in the housing market; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; restrictions imposed by the terms of the Corporation's revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

###

HNI CORPORATION

Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006
Net sales	$668,484	$682,215	$2,570,472	$2,679,803
Cost of products sold	425,289	454,625	1,664,697	1,752,882
Gross profit	243,195	227,590	905,775	926,921
Selling and administrative expenses	185,052	175,548	702,329	717,676
Restructuring and impairment charges	4,932	909	9,788	2,829
Operating income	53,211	51,133	193,658	206,416
Interest income	455	329	1,229	1,139
Interest expense	4,284	4,869	18,161	14,323
Earnings from continuing operations before income taxes and minority interest	49,382	46,593	176,726	193,232
Income taxes	12,032	10,147	57,141	63,670
Earnings from continuing operations before minority interest	37,350	36,446	119,585	129,562
Minority interest in earnings of subsidiary	(163)	(25)	(279)	(110)
Income from continuing operations	37,513	36,471	119,864	129,672
Discontinued operations, less applicable income taxes	-	(5,980)	514	(6,297)
Net Income	$37,513	$30,491	$120,378	$123,375
Net income from continuing operations – basic	$0.82	$0.76	$2.57	$2.59
Net income from discontinued operations – basic	$0.00	$(0.13)	$0.01	$(0.13)
Net income per common share – basic	$0.82	$0.63	$2.58	$2.46
Average number of common shares outstanding – basic	45,550,436	48,068,779	46,684,774	50,059,443
Net income from continuing operations – diluted	$0.82	$0.75	$2.55	$2.57
Net income from discontinued operations – diluted	$0.00	$(0.12)	$0.02	$(0.12)
Net income per common share – diluted	$0.82	$0.63	$2.57	$2.45
Average number of common shares outstanding - diluted	45,774,659	48,362,801	46,925,161	50,374,758

Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Dec. 29,	Dec. 30,		Dec. 29,	Dec. 30,
(Dollars in thousands)	2007	2006		2007	2006
Cash and cash equivalents	$33,881	$28,077	Accounts payable and
Short-term investments	9,900	9,174	accrued expenses	$367,320	$328,882
Receivables	288,777	316,568	Note payable and current
Inventories	108,541	105,765	maturities of long-term debt	14,715	26,135
Deferred income taxes	17,828	15,440	Current maturities of other
Prepaid expenses and			long-term obligations	2,426	3,525
other current assets	30,145	29,150
Current assets	489,072	504,174	Current liabilities	384,461	358,542

Property and equipment - net	305,431	309,952	Long-term debt	280,315	285,300
Goodwill	256,834	251,761	Capital lease obligations	776	674
Other assets	155,639	160,472	Other long-term liabilities	55,843	56,103
			Deferred income taxes	26,672	29,321

			Minority interest in subsidiary	1	500
			Shareholders' equity	458,908	495,919
			Total liabilities and
Total assets	1,206,976	$1,226,359	shareholders' equity	$1,206,976	$1,226,359

 Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended
(Dollars in thousands)	Dec. 29, 2007	Dec. 30, 2006
Net cash flows from (to) operating activities	$291,187	$159,602
Net cash flows from (to) investing activities:
Capital expenditures	(58,914)	(59,924)
Acquisition spending	(41,696)	(78,569)
Other	8,588	1,528
Net cash flows from (to) financing activities	(193,361)	(70,267)
Net increase (decrease) in cash and cash equivalents	5,804	(47,630)
Cash and cash equivalents at beginning of period	28,077	75,707
Cash and cash equivalents at end of period	$33,881	$28,077

Business Segment Data

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006
Net sales:
Office furniture	$548,214	$542,648	$2,108,439	$2,077,040
Hearth products	120,270	139,567	462,033	602,763
	$668,484	$682,215	2,570,472	$2,679,803

Operating profit:
Office furniture (1)
Operations before restructuring charges	$56,769	$53,292	$203,378	$184,640
Restructuring and impairment charges	(3,830)	(909)	(8,686)	(2,829)
Office furniture - net	52,939	52,383	194,692	181,811
Hearth products
Operations before restructuring charges	11,451	10,236	37,545	58,699
Restructuring and impairment charges	(1,101)	-	(1,101)	-
Hearth products - net	10,350	10,236	36,444	58,699
Total operating profit	63,289	62,619	231,136	240,510
Unallocated corporate expense	(13,669)	(15,986)	(53,992)	(47,105)
Income from continuing operations before income taxes	$49,620	$46,633	$177,144	$193,405

Depreciation and amortization expense:
Office furniture	$12,866	$12,477	$49,294	$48,753
Hearth products	3,407	3,870	14,453	16,559
General corporate	1,084	1,112	4,426	4,191
	$17,377	$17,459	$68,173	$69,503

Capital expenditures – net:
Office furniture	$13,919	$8,789	$47,408	$42,126
Hearth products	1,444	2,602	8,736	11,093
General corporate	1,804	187	2,770	6,705
	$17,167	$11,578	$58,914	$59,924

			As of	As of
			Dec. 29, 2007	Dec. 30, 2006
Identifiable assets:
Office furniture			$724,447	$748,285
Hearth products			356,273	359,646
General corporate			126,256	118,428
			$1,206,976	$1,226,359

(1)  Includes minority interest.
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